UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2016

Great Elm Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Clarendon Street, 51st Floor

Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 375-3006

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the completion of the rights offering described in Item 8.01 of this report, the registrant’s common stock returned to being listed on the NASDAQ Global Select Market under the symbol “GEC” and the symbols “GECX” and “GECXU” are no longer in use for the registrant’s common stock.

Item 3.02 Unregistered Sales of Equity Securities.

On December 27, 2016, per the Amended and Restated Backstop Investment Agreement, dated as of October 13, 2016 (the “Backstop Agreement”), the registrant sold an aggregate of 912,513 shares of its common stock to the investors under the Backstop Agreement resulting in gross proceeds to the registrant of approximately $3 million, which are expected to be used for general corporate purposes as well as acquisitions and investments. See “Risk Factors” in the registrant’s other SEC filings. The offer and sale of such shares was exempt from registration under the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof and Regulation D thereunder. The registrant agreed to file a resale registration statement with respect to the shares issued to the backstop providers and did not pay any commissions or other consideration in connection with such transaction. The registrant’s officers and directors and their related parties purchased an aggregate of 117,000 shares in the backstop for an aggregate purchase price of approximately $0.3 million.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2016, Mark A. Snell was elected to the registrant’s board of directors. Mr. Snell’s biography and the compensation arrangements offered to non-employee members of the registrant’s board of directors is incorporated by reference from the registrant’s proxy statement dated November 17, 2016 (SEC File No. 001-16073). Mr. Snell is expected to become chairman of the registrant’s board of directors’ audit committee and a member of its compensation committee and nominating and corporate governance committee. Mr. Snell has no other items or relationships required to be disclosed by Item 401 of Regulation S-K. As a result of the election of Mr. Snell, the registrant’s board of directors is comprised of a majority of independent directors and each committee of the registrant’s board of directors is comprised exclusively of three independent directors.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On December 21, 2016, the registrant held an annual meeting of its stockholders. The results of the annual meeting are summarized in the following table:

	For	Against	Withheld	Broker Non-Vote
Election of directors:
Richard S. Chernicoff	4,448,394	78,582	4,724	2,865,029
Peter A. Reed	4,440,509	82,610	8,581	2,865,029
Jeffrey S. Serota	4,448,660	78,157	4,883	2,865,029
Mark A. Snell	4,448,701	78,113	4,886	2,865,029
Hugh Steven Wilson	4,448,712	78,185	4,803	2,865,029

	For	Against	Abstain	Broker Non-Vote
Ratification of the selection of Grant Thornton LLP as independent auditors	7,267,368	117,182	12,179	—
Advisory say-on-pay	3,629,430	866,899	35,371	2,865,029

Item 8.01 Other Matters.

On December 23, 2016, the registrant’s rights offering expired. $29.7 million of basic subscription privileges and $12.4 million of over-subscription privileges were exercised resulting in the issuance of 9.1 million shares of the registrant’s common stock and net proceeds of approximately $39.6 million. After the rights offering and issuance of shares to the backstop providers, the registrant expects to have approximately 24.1 shares of its common stock outstanding. These amounts are subject to adjustment for guaranteed deliveries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized as of December 28, 2016.

GREAT ELM CAPITAL GROUP, INC.

By:	/s/ James D. Wheat
James D. Wheat
Chief Financial Officer